As filed with the Securities and Exchange Commission on October 25, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 33-42072

Form S-8 Registration Statement No. 333-144579

Form S-8 Registration Statement No. 333-132932

Form S-8 Registration Statement No. 333-133002

UNDER

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3540776
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address of principal executive offices, including zip code)

Amgen Inc. Amended and Restated 1991 Equity Incentive Plan

Amgen Inc. Amended and Restated 1999 Incentive Stock Plan

(f/k/a the Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated)

(Full title of the plan)

Jonathan P. Graham, Esq.

Senior Vice President, General Counsel

and Secretary

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Amgen Inc. (the “Company”) previously registered shares of the Company’s common stock, $0.0001 par value per share, under the following registration statements (the “Registration Statements”) concerning shares issuable under certain employee benefit and equity plans and agreements. The Company is filing these post-effective amendments to the Registration Statements (“Post-Effective Amendments”) in order to deregister any securities registered and unsold under the Registration Statements and to terminate the Registration Statements. The approximate number of unsold shares is set forth below with respect to each Registration Statement. The shares are being removed from registration and the Registration Statements are being terminated because the plans referenced below have now expired or been terminated and all shares that were issuable under the plans have been issued.

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Number of Shares Originally Registered	Approximate Number of Shares Deregistered Hereby
33-42072 333-144579	8/9/1991 7/13/2007	Amgen Inc. Amended and Restated 1991 Equity Incentive Plan	135,004,486	19,776,536

333-132932 333-133002	4/3/2006 4/5/2006	Amgen Inc. Amended and Restated 1999 Incentive Stock Plan (f/k/a the Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated)	3,372,172	609,086

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Thousand Oaks, State of California, on the 24th day of October, 2017.

AMGEN INC.

By:	/s/ Jonathan P. Graham

Jonathan P. Graham
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Bradway, David W. Meline and Jonathan P. Graham, or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including these Post-Effective Amendments filed herewith) to the Registration Statements listed herein above, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Bradway Robert A. Bradway	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	October 24, 2017

/s/ David W. Meline David W. Meline	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2017

David Baltimore	Director

/s/ François de Carbonnel François de Carbonnel	Director	October 24, 2017

/s/ Robert A. Eckert Robert A. Eckert	Director	October 24, 2017

/s/ Greg C. Garland Greg C. Garland	Director	October 24, 2017

/s/ Fred Hassan Fred Hassan	Director	October 24, 2017

/s/ Rebecca M. Henderson Rebecca M. Henderson	Director	October 24, 2017

/s/ Frank C. Herringer Frank C. Herringer	Director	October 24, 2017

/s/ Charles M. Holley, Jr. Charles M. Holley, Jr.	Director	October 24, 2017

/s/ Tyler Jacks Tyler Jacks	Director	October 24, 2017

/s/ Ellen J. Kullman Ellen J. Kullman	Director	October 24, 2017

/s/ Ronald D. Sugar Ronald D. Sugar	Director	October 24, 2017

/s/ R. Sanders Williams R. Sanders Williams	Director	October 24, 2017